Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman
Public Relations	VP, Investor Relations
949-362-5800	949-362-5800
pr@smithmicro.com	ir@smithmicro.com

Smith Micro Adds Family Safety Platform, Global Carrier Customers

with Acquisition of iMobileMagic

Comprehensive platform for family locator and parental controls enhances company portfolio with more location-based services and consumer apps

ALISO VIEJO, CA, July 25, 2016 – Smith Micro Software (NASDAQ: SMSI) announced today the company has added a next-generation Family Safety mobile platform to their portfolio with the acquisition of iMobileMagic. The Portugal-based company offers consumer applications on smartphones, tablets and wearables to ensure the safety and protection of children, elderly, and other family members who require extra care. With the acquisition, Smith Micro gains new mobile operator customers in Europe and Asia, as well as a team of mobile software developers in Braga, Portugal.

This year the number of active users of family locator services in North America and Europe is expected to reach 70 million, up from 16 million in 2011, according to Berg Insights. Considering almost 30 percent of children from industrial nations, such as Japan, the United States, the UK and Germany, own a smartphone by age 10, the market penetration for family locator services is still low. With increasing awareness of threats to personal safety, ranging from neighborhood crime to national security incidents, Smith Micro believes the market is ripe for dramatic growth.

“Mobile solutions for family safety are becoming much more important given the growing concern over national security around the world. The solution from iMobileMagic not only increases peace of mind, but also promotes customer engagement and loyalty for wireless operators,” said William W. Smith Jr., President and CEO of Smith Micro Software. “The company’s technology and addressable market fit very well with several areas of our business. We are excited about the growth opportunities that come from this acquisition, and the addition of several talented software engineers.”

“The iMobileMagic solution focuses on families who want to know their children or elderly relatives are safe at all times, as well as manage how children and teens use smartphones,” said Marco Leal, former CEO of iMobileMagic. “The synergy with Smith Micro’s solutions in mobile connectivity, subscriber insights and device management makes this a great match for us, and we’re very excited to leverage our strengths with Smith Micro’s expertise and decades of experience serving the communications industry.”

Prior to acquisition, iMobileMagic had signed up multiple operators in Europe, such as T-Mobile, O2, and MEO (Portugal Telecom). Two more carriers in Asia are also in deployment. In addition to the family safety solution, the team develops custom mobile apps for carriers and enterprise businesses around the world. They also build consumer apps sold over-the-top on the Apple App Store and Google Play store.

The iMobileMagic platform includes parental controls that allow parents to put restrictions on how children and teens use their smartphones. It uses location services to know where family members are located, and can set alerts for important location-based events, such as when a child arrives at school or arrives home after school. The solution works seamlessly across the major mobile operating systems, including iOS, Android, and Windows Mobile. It also supports wearable platforms, and can be deployed in the cloud or on premise.

For more information about Family Safety, visit http://connect.smithmicro.com/family-safety

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around the world. From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. For more information, visit smithmicro.com (NASDAQ: SMSI)

Safe Harbor Statement:

This release may contain forward-looking statements that involve risks and uncertainties including, without limitation, forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business, and the anticipated timing and financial performance of new products. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. Third-party trademarks mentioned are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Smith Micro and any other company.